Exhibit 4.5
EXECUTION VERSION
FIRST SUPPLEMENTAL INDENTURE
     First Supplemental Indenture (this “Supplemental Indenture”), dated as of October 7, 2011, among iAdvantage, LLC, a Delaware Limited Liability Company (“iAdvantage”), IPMT Transport, LLC, a Delaware Limited Liability Company (“IPMT” and, together with iAdvantage, the “Guaranteeing Subsidiaries,” and each, a “Guaranteeing Subsidiary”), each a subsidiary of iPayment, Inc., a Delaware corporation (the “Company”), the Company, the other Guarantors and Wilmington Trust, National Association (as successor to Wilmington Trust FSB), as trustee under the Indenture (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 6, 2011 (the “Indenture”), providing for the issuance of $400,000,000 of 10.25% Senior Notes due 2018 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement To Guarantee. Each Guaranteeing Subsidiary hereby agrees to provide a full and unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 11 thereof.
     3. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     4. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE

AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     8. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

IPMT TRANSPORT, LLC

By:	/s/ Mark C. Monaco

	Name:	Mark C. Monaco
	Title:	Treasurer and Secretary

IADVANTAGE, LLC

By:	/s/ Mark C. Monaco

	Name:	Mark C. Monaco
	Title:	Secretary

IFUNDS CASH SOLUTIONS, LLC
IPAYMENT ACQUISITION SUB LLC
By: iPayment, Inc., as Sole Member

/s/ Mark C. Monaco

	By:	Mark C. Monaco
Title: Executive Vice President, Chief
Financial Officer and Treasurer

1st NATIONAL PROCESSING, INC.
CAMBRIDGE ACQUISITION SUB, LLC
CARDPAYMENT SOLUTIONS, L.L.C.
CARDSYNC PROCESSING, INC.
E-COMMERCE EXCHANGE, INC.
IPAYMENT OF CALIFORNIA, LLC
IPAYMENT OF MAINE, INC.
ISCAN SOLUTIONS, LLC
NPMG ACQUISITION SUB, LLC
MSC ACQUISITION SUB, LLC
PCS ACQUISITION SUB, LLC
ONLINE DATA CORP.
QUAD CITY ACQUISITION SUB, INC.
TS ACQUISITION SUB, LLC

By:	/s/ Mark C. Monaco

	Name:	Mark C. Monaco
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

IPAYMENT, INC.

By:	/s/ Mark C. Monaco

	Name:	Mark C. Monaco
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell

	Name:	Joseph P. O’Donnell
	Title:	Vice President